UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

(Date of Earliest Event Reported) April 29, 2013

West Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-35846	47-0777362
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11808 Miracle Hills Drive, Omaha, Nebraska 68154

(Address of principal executive offices)

Registrant’s telephone number, including area code: (402) 963-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

West Corporation (the “Company” or “West”) reported its first quarter 2013 earnings on Thursday, April 25, 2013. Included with that release was an update to the Company’s 2013 full year guidance.

In the April 25, 2013 release, for purposes of 2013 per share guidance, the Company determined the reasonable approximation of the weighted average number of shares outstanding by using the quarterly average of the shares outstanding. This quarterly average methodology was the historical methodology used by the Company prior to the completion of its initial public offering and is consistent with the Company’s audited financial statements through December 31, 2012. After receiving questions from shareholders and analysts on the 2013 earnings per share guidance, the Company has determined to supplement the presentation of the 2013 earnings per share guidance to show a daily share count weighted average based upon the share count for each trading day during the period. The daily weighted average method is consistent with the presentation used in the Company’s Form 10-Q filed April 29, 2013 and to be used in future periods. The supplemental presentation does not affect the Company’s reported results, the announced dividend or guidance with respect to expected financial results, including but not limited to the expected earnings. It does, however, impact the per share calculations for the 2013 guidance. Based upon the daily weighted average method, the forecasted share count for 2013 would change from approximately 76.8 million to approximately 80.3 million.

In addition, in the April 25th press release, the Company used 76.8 million average shares outstanding for the full year when calculating the reported Pro forma Adjusted Earnings per Share – Diluted in its 2013 guidance table. The denominator should have been the pro forma shares outstanding of approximately 84.9 million included in the pro forma Adjusted Net Income and pro forma Adjusted EPS Reconciliation table included in the April 25th press release.

The resulting impact on the per share calculations are presented below.

Effect of Share Count Methodology on 2013 Guidance

	April 25 Release	As Modified
Adjusted Earnings per Share – Diluted	$2.87 - $3.02	$2.74 - $2.89
Pro Forma Adjusted EPS – Diluted	$3.09 - $3.24	$2.79 - $2.93
Earnings per Share – Diluted	$1.80 - $1.95	$1.72 - $1.87

Forward-Looking Statements

The information presented herein contains forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, competition in West’s highly competitive industries; increases in the cost of voice and data services or significant interruptions in these services; West’s ability to keep pace with its clients’ needs for rapid technological change and systems availability; the continued deployment and adoption of emerging technologies; the loss, financial difficulties or bankruptcy of any key clients; security and privacy breaches of the systems West uses to protect personal data; the effects of global economic trends on the businesses of West’s clients; the non-exclusive nature of West’s client contracts and the absence of revenue commitments; the cost of pending and future litigation; the cost of defending West against intellectual property infringement claims; extensive regulation affecting many of West’s businesses; West’s ability to protect its proprietary information or technology; service interruptions to West’s data and operation centers; West’s ability to retain key personnel and attract a sufficient number of qualified employees; increases in labor costs and turnover rates; the political, economic and other conditions in the countries where West operates; changes in foreign exchange rates; West’s ability to complete future acquisitions and integrate or achieve the objectives of its recent and future acquisitions; future impairments of our substantial goodwill, intangible assets, or other long-lived assets; and West’s ability to recover consumer receivables on behalf of its clients. In addition, West is subject to risks related to its level of indebtedness. Such risks include West’s ability to generate sufficient cash to service its indebtedness and fund its other liquidity needs; West’s ability to comply with covenants contained in its debt instruments; the ability to obtain additional financing; the incurrence of significant additional indebtedness by West and its subsidiaries; and the ability of West’s lenders to fulfill their lending commitments. West is also subject to other risk factors described in documents filed by the company with the United States Securities and Exchange Commission.

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

The information contained herein shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST CORPORATION

Dated: April 29, 2013	By:	/s/ Paul M. Mendlik
Paul M. Mendlik
Chief Financial Officer